PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers LLP
41 S. High Street
Suite 2500
Columbus, OH  43215
Telephone (614) 225 8700
Facsimile (614) 224 1044

June 29, 2009



Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Commissioners:

We have read the statements made by Victory Portfolios
 (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77-K of Form N-SAR, as part of the Form N-SAR or Victory Portfolios dated June 29, 2009. We agree with the statements concerning our
 Firm in such Form N-SAR.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

















On December 3, 2008, the Victory Portfolios (the Funds") dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm. The Funds' Audit Committee and Board of Trustees participated in and approved the decision to change its independent registered public accounting firm.
The reports of PricewaterhouseCoopers LLP on the Funds' financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.
During the two most recent fiscal years and through December 3, 2008, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on the financial statements for such years.
As disclosed in the Funds' Form N-SAR for the period ended
 October 31, 2007, the Victory Investment Grade Convertible Bond
 Fund did not maintain effective controls over recognition of premium amortization on certain convertible bond investments to ensure that premiums attributable to the equity conversion feature were not amortized for federal income tax purposes.
The Funds have requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated
June 29, 2009, is filed as Exhibit 77K to this Form N-SAR.
The Funds engaged Ernst & Young LLP as its new independent registered public accounting firm as of December 3, 2008.